UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Intellinetics, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	INLX	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2020, the executive officers of Intellinetics, Inc. (the “Company”), including James F. DeSocio, President and Chief Executive Officer, Joseph D. Spain, Treasurer and Chief Financial Officer, and Matthew L. Chretien, Chief Strategy Officer, agreed to reduce their base salary by 20%, and such reduction was approved by the Compensation Committee of the Board of Directors, with retroactive effect to April 1, 2020. The Company is implementing these cost-saving measures in light of the temporary reduction in operating activities in the State of Michigan due to COVID-19, as announced in the press release issued by the Company on March 30, 2020, and in the Company’s Annual Report on 10-K, filed with the Securities and Exchange Commission on March 30, 2020. The base salary reductions will be in effect until further notice, as determined in the discretion of the Compensation Committee of the Board of Directors.

In addition, on April 6, 2020, the Compensation Committee also approved a base salary merit increase for Joseph D. Spain, with retroactive effect to April 1, 2020, increasing his annual base salary to $162,000 from $140,000, prior to the reduction by 20% as set forth above. Thus, the net effect of Mr. Spain’s base salary increase, plus the overall 20% decrease, is a decrease of 7.5% from Mr. Spain’s previous annual base salary.

In addition, the Company’s Board of Directors has also agreed to forego the cash portion of their director compensation for the second quarter of 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

	By:	/s/ Joseph D. Spain
Joseph D. Spain
Treasurer and Chief Financial Officer

Dated: April 10, 2020